Exhibit 10.24

Payments to Directors

Directors of the Company were compensated on the following basis prior to July 1, 2010:

(1) Directors who were not officers or employees of the Company or a subsidiary of the Company (Outside Directors) received an annual retainer of $45,000, which was paid each January for the entire year, a fee of $2,000 for each physical Board or Board Committee meeting attended and a fee of $500 for each telephonic Board or Board Committee meeting in which they participated. They did not receive fees for the execution of written consents in lieu of Board meetings or in lieu of Board committee meetings. They received reimbursement for their travel and lodging expenses if they did not live in the area where a meeting was held.

(2) Beginning January 1, 2007, the outside directors who chaired the Audit Committee, the Compensation Committee and the Governance and Nominating Committee received annual Committee Chair retainers, payable in quarterly installments. The Audit Committee Chair received $10,000 and the Compensation Committee Chair and the Governance and Nominating Committee Chair each received $5,000.

(3) Commencing in February, 2010, the director who served as Lead Director received an annual Lead Director retainer of $25,000, payable in quarterly installments.

(4) Pursuant to the provisions of a non-employee director subplan under the Company’s then active omnibus incentive plan, each Outside Director was automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock was traded on the New York Stock Exchange at the NYSE market closing price on that date unless he or she made a timely advance election to receive an equivalent value of restricted stock or restricted stock units in lieu of the 6,000 share annual formula-based option grant. Shares of restricted stock and RSUs awarded in lieu of options were awarded at fair market value (NYSE market closing price) on the date of the annual formula-based option grants. Restricted stock carried full voting and cash dividend rights from its initial award date. RSUs, while not issued as shares until a director’s retirement form the Board, carried the right to dividend equivalents from the award date payable in additional RSUs which were fully vested when issued but were also not issued as shares until the director retires.

The entire Board may award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it selects under the non-employee director subplan of the 2007 Long-Term Compensation Plan. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options is fixed by the Board at the fair market value of the stock on the grant date. The Board has chosen to award options upon a new director’s initial election to the Board using this authority. These options have a seven year term and become exercisable in full six months from the grant date.

Non-employee directors may also complete a timely irrevocable election for a calendar year (in December of the prior calendar year for continuing directors and within 30 days of initial election for newly elected directors) and defer annual director compensation (retainers and Board and Committee meeting fees assuming attendance at all scheduled meetings) pursuant to the 2007 Plan in 10% increments but not less than 50% of such compensation into non-qualified stock options, restricted stock or restricted stock units (RSUs). All such deferred compensation stock options are granted at an exercise price equal to the fair market value (NYSE market closing price) on a date selected by the Compensation Committee during January in the calendar year to which the election relates (or for newly elected directors, the date of the timely election). Shares of restricted stock and RSUs are awarded at fair market value (NYSE market closing price) on the same January date selected by the Compensation Committee for option grants. Such stock options, restricted stock and RSUs become fully exercisable or fully vested, as the case may be, six months from their award date. Restricted stock carries full voting and cash dividend rights from its initial award date. RSUs, while not issued as shares until a director’s retirement from the Board, carry the right to dividend equivalents from the award date payable in additional RSUs which are fully vested when issued but are also not issued as shares until the director’s retirement.

In April 2010, after review and deliberation based upon a recommendation from the Compensation Committee, the Board approved changes in the compensation of non-employee directors with the changes to cash compensation effective July 1, 2010 and the changes to equity compensation effective January 1, 2011, as follows:

(1) Cash Compensation—(a) Payment of fees for attendance at Board and Board Committee physical and teleconference meetings ceased; (b) Directors will be paid $85,000 of their all-in annual retainer in cash in quarterly installments unless a timely election is made under the non-employee director sub-plan of the 2007 Plan to receive an equivalent amount of market value stock options, restricted stock or RSUs or to defer the cash to an interest-bearing account under the terms of that sub-plan of the 2007 Plan; (c) The Lead Director continues to receive a $25,000 annual retainer in cash payable in quarterly installments; (d) Annual Board committee chair retainers, payable in quarterly installments in cash, are increased to $20,000 for the Audit Committee Chair and to $10,000 for each of the Chairs of the Compensation Committee and the Governance and Nominating Committee; and (e) all members of the Audit Committee (including the Chair) receive an annual Audit Committee Member Retainer of $7,500 payable quarterly; and

(2) Equity Compensation—Non-Employee directors are paid $85,000 of their all-in annual retainer in equity, either in the form of market value stock options, restricted stock or RSUs, based on the director’s timely election, with the equity issued on the first NYSE trading day of January of each calendar year valued at the NYSE market closing price of Company common stock on that date. If no timely election is made, the non-employee director will receive his or her annual equity compensation in the form of $85,000 of market value stock options awarded on the first NYSE trading day of each year.

To implement these changes in the directors’ cash compensation at mid-year 2010, the total amounts paid to directors prior to July 1, 2010 were deducted from $85,000 plus the increases in committee chair retainers and one-half of the new Audit Committee Member Retainer (for the remaining two quarters of 2010). The remaining balances were paid in two quarterly cash installments to each non-employee director except one director, whose funds were posted to his interest-bearing account under the non-employee director sub-plan for 2010.

In 2010, the Board also approved amendments to the non-employee director sub-plan of the 2007 plan, which provide that newly elected directors will receive upon the date of their initial election to the Board $85,000 of restricted stock, valued at the market closing price of Company common stock on that date.

Outside directors receive very limited perquisites and other personal benefits, which may include holiday gifts, personal use of Company airplanes and costs associated with spouses’ travel to Board meetings.

Non-employee directors could also elect to defer their director compensation to the Company’s traditional deferred compensation plan until that plan was amended in October 2008 to provide that non-employee directors not already participating were no longer eligible to participate.

Non-employee directors may currently elect to defer all or a designated portion of their annual director compensation into an interest-bearing account pursuant to a timely election made under the non-employee director sub-plan of the 2007 Plan. These accounts bear interest at non-preferential rates set from time to time by the Compensation Committee. Such accounts are paid to the director in a lump sum or equal monthly installments for up to 120 months as elected by the director with payments commencing on the earliest of (a) December 31 of the fifth year after the year for which the deferral was made, (b) the first business day of the fourth month after the director’s death or (c) the director’s termination as a non-employee director of the Company or any of its subsidiaries for a reason other than death.

Directors who are employees of the Company or its subsidiaries receive no compensation for Board service.